Exhibit 99.2

Kenvue Announces Chief Financial Officer Transition

●	Amit Banati, 30-Year Consumer Products Company Finance and Operations Veteran, Appointed CFO
●	Succeeds Paul Ruh, Effective May 12, 2025

SUMMIT, N.J., May 8, 2025 – Kenvue Inc. (NYSE: KVUE), today announced the appointment of Amit Banati as the Company’s Chief Financial Officer, effective May 12, 2025. He will be responsible for overseeing the Finance and Strategy functions, supporting initiatives aimed at accelerating profitable growth and delivering value to shareholders. Following a thorough and thoughtful search process, Mr. Banati will succeed Paul Ruh, who will remain with the Company for a brief period to help ensure a smooth transition.

Mr. Banati is a 30-year consumer products company finance and operations veteran, having served most recently as Vice Chairman and Chief Financial Officer of Kellanova (previously Kellogg Company), and holding finance and operating leadership roles at Kraft Foods (now Mondelez International), Cadbury Schweppes and Procter & Gamble. He has significant experience overseeing operations outside the U.S., including in Asia Pacific, the Middle East, India and Africa, and has successfully delivered profitable growth and executed enterprise-wide business transformations.

“We are thrilled to welcome Amit to Kenvue and look forward to leveraging his deep industry expertise and business transformation experience as we continue to focus on accelerating Kenvue’s profitable growth and delivering value for shareholders,” said Thibaut Mongon, Chief Executive Officer. “With much of the work to establish Kenvue as an independent company completed and our strengthened commercial and operational foundations in place, now is the right time for a CFO transition. Amit is a world-class executive with a proven track record across both financial and operational roles and the ideal person to further support our efforts to work differently and move faster and lead our Finance and Strategy organizations into the future.”

“I am excited to join Kenvue with its global scale and portfolio of iconic consumer health brands,” Mr. Banati said. “My focus as CFO will be supporting revenue growth through stronger data management and resource allocation, driving continued margin and cost profile improvement efforts, strengthening cash flow, and fostering greater agility, including better integrated business planning and improved financial forecasting. With the talented Kenvuers around the world, we can maximize benefits of the Company’s increased brand investments and accelerate growth across Self Care, Skin Health and Beauty, and Essential Health to create sustainable value for shareholders.”

Mr. Mongon added, “On behalf of the entire organization and our Board of Directors, I thank Paul for his many contributions in helping execute one of the largest separations in public company history to establish Kenvue as a standalone leader in consumer health.  He stood up the Our Vue Forward transformation program and helped shape our P&L to allow us to invest more behind our brands, setting the stage for accelerated growth.  We wish Paul all the best in his next chapter.”

In a separate press release this morning, the Company announced financial results for the fiscal first quarter ended March 30, 2025. Additional details regarding the Company’s earnings results can be found at investors.kenvue.com.

About Amit Banati

Most recently, Mr. Banati served as Vice Chair and Chief Financial Officer at Kellanova (Kellogg), where he was responsible for all financial operations and led strategy and business development, including M&A and a venture capital fund. As CFO at Kellogg (2019-2022), he led the business through a period of significant transformation, implementing and evolving the company’s Deploy For Growth strategy, which enabled Kellogg’s return to sustainable, profitable growth. And as Region President at Kellogg (2012-2019), he was the driving force behind the transformation of the company’s Asia, Middle East and Africa business, more than doubling net sales and operating profit.

Previously, Mr. Banati held finance and general management roles at Kraft Foods, Cadbury Schweppes and Procter & Gamble. At Kraft Foods, he was President, North Asia and Asia Pacific Strategy, and led the integration of Cadbury and Kraft Foods for that region. At Cadbury Schweppes, he was President of the Pacific region, overseeing Australia, New Zealand, Japan and Singapore, and served previously as the company’s Chief Financial Officer of the Asia Pacific division. At Procter & Gamble, he spent nearly 15 years in finance roles, rising to become Chief Financial Officer of the Asean, Australia, India, Singapore region in the company’s Health and Beauty Care division. He received a bachelor’s degree in commerce from Calcutta University and an MBA from the Indian Institute of Management in Lucknow. Mr. Banati also currently serves on the Board of Fortune Brands Innovations.

About Kenvue

Kenvue Inc. is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we realize the extraordinary power of everyday care. Our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at www.kenvue.com.

Cautions Concerning Forward-Looking Statements

 This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding Kenvue’s Chief Financial Officer transition. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue Inc. (“Kenvue”) and its affiliates.

 A list and descriptions of risks, uncertainties and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2024 and subsequent Quarterly Reports on Form 10-Q and other filings, available at www.kenvue.com or on request from Kenvue. Kenvue and its affiliates undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

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